Exhibit 10.1

February 21, 2006

Mr. R. Kirk Morgan

c/o Internet Capital Group

690 Lee Road, Suite 310

Wayne, PA 19087

Dear Kirk:

The Board of Directors and I recognize you as a valuable contributor to Internet Capital Group ("ICG") and are excited about promoting you to the position of Chief Financial Officer. I am very pleased to offer the following employment package, effective immediately, that will run through December 31, 2008.

  SALARY AND BONUS -- Your annual salary will be $250,000, paid in accordance with ICG's standard payroll practices. You will be eligible for an annual bonus with a target award equal to 60% of your base salary.

  SEVERANCE PAY - ICG will pay you at the date of termination of employment a lump sum payment equal to 12 months of base salary plus target bonus at the rate existing at termination of employment.
  ANNUAL BONUS - ICG will pay you at the same time, under the same terms and conditions as other employees, a pro-rated bonus for service through your termination date, based on your individual performance and ICG's performance for that period as determined by the Board of Directors.
  EMPLOYEE BENEFITS - ICG will continue to provide you and your family medical and dental insurance at the same percent of premium payment existing at the time of termination until the earlier of (A) 12 months after termination of employment; or (B) your eligibility for any of these benefits under another employer's or spouse's employer's plan.
  OUTPLACEMENT - ICG will provide you career counseling until the earlier of (A) 12 months after termination of employment; or (B) your employment with a subsequent employer.
  EQUITY - ICG Management will recommend to the Compensation Committee of the Board of Directors that your equity grants be subject to the better of the following: (A) credit for an additional 12 months service (compared to your actual service with ICG); or (B) application of the terms of the relevant equity grant instrument. Such equity grants shall be exercisable after your termination of employment to the earlier of 1) twenty-four months or 2) 12 months after the ICG share price is maintained at minimum closing price of $16 per share for 20 trading days, subject to adjustment for splits and the like.
  CHANGE IN CONTROL - In the event of an involuntary termination caused by a change in control as defined in the summary plan description, you will receive 100% acceleration of all equity grants. The term to exercise any equity grant shall be extended to the remaining grant term.
  RELEASE - Availability of these severance benefits will be conditioned upon your executing, and not rescinding or breaching, upon termination of employment a release of liability in a form acceptable to ICG. If you elect not to sign a release of liability, you will be eligible for the standard severance package applicable at that time. That package currently consists of one month's pay plus two week's pay per year of completed service and paid medical and dental insurance for you and your family for the standard severance period.

The Board has also adopted stock ownership guidelines for the senior management of ICG. Under these guidelines, you are expected to own the lesser of (1) 40% of any restricted stock granted to you that vests after February 21, 2006, or (2) stock worth at least 40% of your base salary.

Lastly, notwithstanding anything in this letter to the contrary, to the extent that any severance or other amounts payable under this letter ("Severance Payments") are deemed to be deferred compensation subject to the requirements of section 409A of the Internal Revenue Code of 1986 ("Code"), and the requirements of section 409A of the Code are not met with respect to the Severance Payments, ICG may amend this letter, without your consent, so that the Severance Payments will comply with the requirements of section 409A of the Code. Amendment of this letter to comply with section 409A of the Code will not result in you being entitled to receive any enhanced benefit under this letter.

Our sincere belief is that the current ICG team, including you now as CFO, is outstanding and will drive our success against the new business plan. This success will provide meaningful financial rewards to our shareholders and employees.

This letter is not intended to modify your status as an at-will employee of ICG and all other employment terms and conditions remain the same.

Sincerely,

/s/ Walter Buckley

Walter Buckley

Chairman and Chief Executive Officer

cc: Employee file